Exhibit 99.1

Pono Capital Corp Confirms Funding to Extend Period to Consummate Initial Business Combination

Honolulu, Hawaii – November 9, 2022 – Pono Capital Corp (the “Company”) (Nasdaq: PONO), a special purpose acquisition company, today announced that Mehana Capital LLC, an affiliate of Mehana Equity LLC (the “Sponsor”), and AERWINS Technologies, Inc. (“AERWINS”), have each deposited $575,000 into the Company’s Trust account for its public stockholders, representing an aggregate of $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by three months from November 11, 2022 to February 13, 2023 (the “Extension”). The Extension is permitted under the Company’s governing documents.

As previously announced, on September 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Pono Merger Sub, Inc., AERWINS, the Sponsor, and Shuhei Komatsu.

Important Information About the Proposed Business Combination and Where to Find It

This press release relates to a proposed business combination transaction (the “Merger”) among the parties set forth above and is referred herein as the business combination. A full description of the terms of the business combination will be provided in a registration statement on Form S-4 that the Company intends to file with the SEC that will include a prospectus of the Company with respect to the securities to be issued in connection with the proposed business combination and a proxy statement of the Company with respect to the solicitation of proxies for the special meeting of stockholders of the Company to vote on the business combination (the “Form S-4”). This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document the Company has filed or may file with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transactions. Each of AERWINS and the Company urge its investors, stockholders and other interested persons to read, when available, the proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about AERWINS, the Company, and the Merger. After the Form S-4 is declared effective, the definitive proxy statement/prospectus will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Before making any voting or investment decision, investors, and stockholders of the Company are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. Once available, the Company shareholders and other interested persons will also be able to obtain a copy of the Registration Statement on Form S-4, including the proxy statement/prospectus included therein, and other documents filed with the SEC, without charge, by directing a request to: Pono Capital Corp, 643 Ilalo St. #102, Honolulu, Hawaii 96813, (808) 892-6611 or on the SEC’s website at www.sec.gov.

Participants in Solicitation

AERWINS and the Company, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of the Company’s stockholders in respect of the proposed business combination. The Company’s stockholders and other interested persons may obtain more detailed information about the names and interests of the directors and officers of AERWINS and the Company in the business combination will be set forth in in the Company’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement and the amendments thereto, the definitive proxy statement, and other documents filed with the SEC. These documents can be obtained free of charge from the sources specified above and at the SEC’s web site at www.sec.gov.

This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors and security holders are urged to read the Form S-4 and accompanying proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer or Solicitation

This press release will not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the business combination. This press release will also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, as amended, or an exemption therefrom.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Dustin Shindo

Pono Capital Corp

(808) 892-6611

dshindo@ponocorp.com